Exhibit 99.1

MAGNUS INTERNATIONAL RESOURCES, INC. ANNOUNCES CLOSING OF
US$1.9 MILLION PRIVATE PLACEMENT

Vancouver, BC – May 17, 2007 – Magnus International Resources, Inc. (“Magnus” or  the “Company”) (NASD OTC-BB: ‘MGNU’) announces that it has closed a private placement under which it issued 4,750,000 units at a price of $0.40 per unit to raise gross proceeds of US$1.9 million.

Each unit consists of one common share in the capital of the Company and one-half of one common share purchase warrant.  Each whole warrant entitles the holder to purchase one common share at a price of $0.80 per share for two years from the closing date of the private placement.

Magnus’ CEO, Graham Taylor commented, “This tranche of private placement funding will assist us in rapidly developing our exploration portfolio in 2007. We are excited about the potential of our Ugandan project portfolio and that we will be commencing a drilling program there by mid-year.

Mr. Taylor added further, “We have four initial planned gold targets at three out of our four Uganda project areas. We are encouraged by the recent results at the Lugazi property identifying a significant 300 – 700m wide gold-in-soil anomaly more than 3 km long that is also coincident with the southern margin of a magnetic zone. In addition, two of the three major gold geochemical anomalies at Mitoma are being readied for drilling while the zone at Mwerusandu (where trenching identified a quartz outcrop with 20.4 grams per tonne of gold over 3.5m) is also being prepared. Over the coming months, we will also be defining our targets for the next phase of drilling at the Huidong project.”

About Magnus International Resources, Inc.

Magnus International Resources, Inc. specializes in identifying, acquiring and developing precious and base metal properties. Magnus’ objective is to develop a balanced global portfolio of early-to-advanced stage projects. Magnus is currently focused on gold projects in China and Africa. Magnus retains a 90 percent interest in two Sino-foreign joint venture exploration projects, Huidong and Mangshi. The Huidong property is on trend with Southwestern Resources’ Boka project.  Through the acquisition of African Mineral Fields Inc., Magnus has acquired a 100% interest in two gold projects, and an exclusive option to acquire 100% interest in a further two properties in Uganda.

For further information please refer to the Company's filings with the SEC on EDGAR or refer to Magnus' website at www.magnusresources.com and the African Mineral Fields’ website at www.africanmineralfields.com.

If you would like to receive regular updates on Magnus please send your email request to info@magnusresources.com.

FOR FURTHER INFORMATION PLEASE CONTACT:
Magnus International Resources, Inc.
Investor Relations
Mike Hartmann
1-888-888-1494
info@magnusresources.com
www.magnusresources.com

FORWARD LOOKING STATEMENTS This news release may include "forward-looking statements" regarding Magnus International Resources, Inc., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Magnus expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Such risks include, but are not limited to price volatility of gold and other metals; currency fluctuations; political, operational, and governmental approval and regulation risks in China and certain African countries. For a more detailed discussion of such risks and other factors, please see "Risk Factors" in our Form 10-K for our most recently completed fiscal year, on file with the SEC at www.sec.gov. This document also contains information about adjacent properties on which Magnus has no rights to explore or mine. Investors are cautioned that mineral deposits on adjacent properties are not necessarily indicative of mineral deposits on Magnus' properties.